Aflac Incorporated Form 8-K
EXHIBIT 3.1
AMENDED AND RESTATED ARTICLE II, SECTION 2
OF THE BYLAWS

Section 2. Special Meetings.

(a) General. Special meetings of the shareholders for any purpose or purposes may be called by, and only by, (i) the Board of Directors, (ii) the Chairman of the Board of Directors, (iii) the Chief Executive Officer or (iv) solely to the extent required by Section 2(b), the Secretary of the Corporation. Each special meeting shall be held on such date, and at such time and place either within or without the State of Georgia as may be stated in the notice of the meeting.

(b) Shareholder Requested Special Meetings

(i) Special meetings of the shareholders (each a "Shareholder Requested Special Meeting") shall be called by the Secretary upon the written request of a shareholder (or a group of shareholders formed for the purpose of making such request) who or which has beneficial ownership of an aggregate of 25 percent or more of all the votes entitled to be cast on each issue to be considered at the Shareholder Requested Special Meeting by the holders of issued and outstanding capital stock of the Corporation (the "Requisite Percent") as of the date of submission of the request. Compliance by the requesting shareholder or group of shareholders with the requirements of this section and related provisions of these Bylaws shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the shareholders.

(ii) A request for a Shareholder Requested Special Meeting must contain the information set forth below and be signed by the beneficial owners of the Requisite Percent of the Corporation’s capital stock (or their duly authorized agents) and be delivered to the Secretary at the principal office of the Corporation by registered mail, return receipt requested, or by electronic transmission.

Such request shall (A) set forth a statement of the specific purpose or purposes of the meeting and the matters proposed to be acted on at such special meeting, (B) bear the date of signature of each shareholder (or duly authorized agent) signing the request, (C) set forth (1) the name and address, as they appear in the Corporation’s books, of each shareholder signing such request (or on whose behalf the request is signed), (2) the number of shares of capital stock of the Corporation as to which such shareholder has beneficial ownership, and (3) include evidence of the fact and duration of such shareholder’s beneficial ownership of such stock consistent with that which is required under Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), (D) set forth all information relating to each such shareholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the 1934 Act, (E) describe any material interest of each such shareholder in the specific purpose or purposes of the meeting, and (F) include an acknowledgment by each shareholder and any duly authorized agent that any disposition of shares of capital stock of the Corporation as to which such shareholder has beneficial ownership as of the date of delivery of the special meeting request and prior to the record date for the proposed meeting requested by such shareholder shall constitute a revocation of such request with respect to such shares. In addition, the shareholder and any duly authorized agent shall promptly provide any other information reasonably requested by the Corporation to allow it to satisfy its obligations under applicable law.

Any requesting shareholder may revoke a request for a special meeting at any time by a written or electronic revocation delivered to the Secretary at the principal executive offices of the Corporation. If, following such revocation at any time before the date of the Shareholder Requested Special Meeting, the remaining requests are from shareholders holding in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the Shareholder Requested Special Meeting.

(iii) Notwithstanding the foregoing, the Secretary shall not be required to call a special meeting of shareholders if (A) the request for such special meeting does not comply with this Section 2(b), (B) the request relates to an item of business that is not a proper subject for action by the shareholders of the Corporation under applicable law, or (C) the request was made in a manner that involved a violation of Regulation 14A under the 1934 Act or other applicable law.

(iv) Any Shareholder Requested Special Meeting shall be held at such date, time and place within or without the state of Georgia as may be fixed by the Board of Directors; provided, however, that the date of any Shareholder Requested Special Meeting shall be not more than seventy (70) days after the record date for such meeting (the "Meeting Record Date"). In fixing a date and time for any Shareholder Requested Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the special meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

(v) Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose(s) stated in the request; provided, however, that nothing herein shall prohibit the Corporation from submitting additional matters to a vote of the shareholders at any Shareholder Requested Special Meeting; provided such additional matters are set forth in the meeting notice delivered to shareholders in connection with such Shareholder Requested Special Meeting.

Adopted 08/12/2014